UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2008

E COM VENTURES, INC.

(Exact name of registrant as specified in its charter)

Florida	0-19714	65-0977964
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

251 International Parkway

Sunrise, Florida 33325

(Address of principal executive offices) (Zip Code)

(954) 335-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On May 13, 2008, the Audit Committee of the Board of Directors of the Company met with the Company’s management and concluded that the Company’s financial statements for the two fiscal years ended February 3, 2007 (fiscal year 2006) and January 28, 2006 (fiscal year 2005), the three interim quarters in fiscal year 2007, and the four quarters of fiscal year 2006 should be restated with respect to the Company’s retail store lease accounting, and that such previously filed financial statements and related report of the Company’s independent registered public accounting firm should no longer be relied upon. Management and the Audit Committee discussed these matters with the Company’s independent registered public accounting firm, Deloitte and Touche LLP.

The Company previously recognized straight-line rent expense for leases beginning on the rent commencement date, which is generally the store opening date, rather than the date the Company takes physical possession of the space to begin construction of its stores. This had the effect of excluding the construction period of its stores, which is generally two months, from the calculation of the period over which rent is expensed. In addition, the Company reviewed its leasehold improvements to ensure amortization over the shorter of their economic lives or their lease term. Previously, the Company included one anticipated renewal term even if the lease did not have a stated renewal option as it had historically been its practice to successfully renegotiate a renewal term. The Company has changed its amortization period for these leases without a renewal option to include only the initial term.

The restatement will reduce net income by approximately $132,000 in fiscal year 2006, increase net income by approximately $994,000 in fiscal year 2005 and increase the beginning accumulated deficit as of January 30, 2005 by approximately $2,690,000. These adjustments do not affect the cash flows of the Company.

The Company intends to include the restated financial statements for the periods indicated above in its Form 10-K for the fiscal year ended February 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

E COM VENTURES, INC.

Date: May 19, 2008	By:	/s/ Donovan Chin
Donovan Chin,
Chief Financial Officer